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                                                                    EXHIBIT 10.1


PRESS RELEASE

April 9, 1997

       Multimedia Games, Inc. ("MGAM") announced today that the Company has signed a memorandum of understanding with the National Indian Gaming Commission ("NIGC") to implement certain changes to the Company's high-speed video game, MegaMania(TM), in order to maintain the Commission's classification of the game as bingo. Classification as a bingo game allows MegaMania(TM) to be offered by high-stakes Indian bingo halls in all 47 of those States where charity bingo is allowed by State law as long as the game occurs on Indian trust land.

       The changes were developed in response to an analysis by the NIGC, the Department of Justice, and the U.S. Attorney in the Northern District of Oklahoma which began an investigation of this subject approximately one year ago. The Commission originally requested that these changes be made by April 11, 1997, but agreed in the memorandum to extend that time sufficiently to assure a more orderly conversion and allow the present game to continue until the new changes are completed.

       Gordon Graves, Chief Executive Officer of MGAM, said, "It is our intent to comply with the Commission's request as rapidly as possible. We believe the changes will probably make the game even more attractive to the consumer than the present version. The lower tier prize patterns will change to a more conventional format, but the overall percentage prize payment and the frequency of win by all participants will remain the same. We are on a fast track to complete the changes and are pleased that the Government has granted us reasonable time to comply. Receipt of this letter closes a chapter of legal uncertainty that has clouded our status for the past nine months or more. We are relieved to have that situation behind us."

       Multimedia Games, Inc., through its wholly owned subsidiary MegaBingo(R), Inc., has exclusive contracts with over 50 Indian nations to provide linked games that are integrated among multiple halls. Multimedia Games, Inc. is the nations leading provider of linked high-stakes bingo games, electronic based interactive bingo games, and associated data processing services and products to the Indian gaming industry.

Contact:             Gordon Graves or             Multimedia Games, Inc.
                     Fred Roll                    (800)-729-2464